Exhibit 99.1

MORTON’S RESTAURANT GROUP, INC.
325 North LaSalle Street
Chicago, IL 60654
(312) 923-0030 www.mortons.com

For Immediate Release

May 6, 2009

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer,
Morton’s Restaurant Group, Inc.

MORTON’S RESTAURANT GROUP, INC. REPORTS RESULTS FOR

FIRST QUARTER 2009

– First Quarter Revenues Decreased 19.7% to $75.9 Million from $94.4 Million –

– Company Provides Guidance for Second Quarter 2009 and Revised Guidance for Full Year 2009 –

Chicago, IL. May 6, 2009 – Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2009 first quarter ended April 5, 2009.

The three month period ended April 5, 2009 as compared to the three month period ended March 30, 2008 (13 weeks to 13 weeks)

•	Revenues decreased 19.7% to $75.9 million.

•	Comparable restaurant revenues for Morton’s steakhouses decreased 24.1% for the first quarter of fiscal 2009 ended April 5, 2009.

•

The decrease in revenues is primarily attributable to the decrease in comparable restaurant revenues. A portion of the decrease was offset by an increase in revenues from four new Morton’s steakhouses which opened during fiscal 2008 and one new Morton’s steakhouse which opened during the first quarter of fiscal 2009.

•	The first quarter of fiscal 2009 included two unusual items:

•

The Company incurred a charge of $0.2 million pre-tax and $0.1 million after-tax, or $0.01 per diluted share, for the partial write-off of deferred financing costs related to the amendment of the Company’s senior revolving credit facility that was executed on March 4, 2009, pursuant to which the credit facility was reduced from $115.0 million to $75.0 million, with a further reduction to $70.0 million effective December 31, 2009.

•

The Company’s effective tax rate for the first quarter of fiscal 2009 was negatively impacted by a non-cash charge of $0.7 million, or $0.04 per diluted share, related to the tax treatment of the vesting of certain restricted stock awards as a result of SFAS No. 123R, compared to a non-cash charge of $0.3 million, or $0.02 per diluted share, incurred in the first quarter of fiscal 2008.

•

Including these unusual items, the Company’s GAAP net loss was $(1.8) million, or $(0.11) per diluted share, for the three month period ended April 5, 2009 compared to net income of $2.4 million, or $0.14 per diluted share, for the three month period ended March 30, 2008.

•

Excluding these unusual items, the Company’s adjusted net loss was $(1.0) million, or $(0.06) per diluted share, for the three month period ended April 5, 2009 compared to an adjusted net income of $2.6 million, or $0.16 per diluted share, for the three month period ended March 30, 2008. (Please refer to the reconciliation of adjusted net (loss) income to GAAP net (loss) income in the financial tables that follow.)

As previously reported, Morton’s revenues and results have been pressured by the continuing global recession, which has impacted guest traffic throughout the industry. Negative comparable restaurant revenues adversely impacted earnings due to the deleveraging on the fixed cost base.

“The economic slowdown in the United States and around the world represents a challenging environment for the entire hospitality industry. The recession affects convention business, hotel occupancy and air travel, which all have a direct correlation on our business at Morton’s,” said Thomas J. Baldwin, Chairman and Chief Executive Officer of Morton’s Restaurant Group, Inc. “While we are operating in this challenging environment for the hospitality industry due to the continuing global recession, we believe that Morton’s, with our uncompromising commitment to quality and our strong Morton’s brand, is well positioned for long-term growth when the economy improves. Difficult economic cycles are a fact of life, and we have managed through several over the past few decades. Our Company is working to meet the current challenge head on. For the long term, we believe the best is yet to come as Morton’s offers ‘The Best Steak Anywhere,’ the best service and the best people in the fine dining steakhouse segment.”

Restaurant Development

On March 3, 2009, the Company opened a Morton’s steakhouse in Mexico City, Mexico (through a joint venture). The Company has entered into leases to open new Morton’s steakhouses in Dallas, TX; Indian Wells, CA; and Miami Beach, FL.

Second Quarter Fiscal 2009 and Revised Full Year Fiscal 2009 Financial Guidance

The current economic environment significantly increases the inherent uncertainty of guidance. Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control and are highly dependent upon overall economic conditions. In particular, a further decrease in consumer and/or business spending in one or more of the geographic areas in which the Company operates could cause actual results to differ materially from the Company’s guidance. Refer to “Cautionary Note on Forward-Looking Statements” later in this press release.

The Company currently expects second quarter of fiscal 2009 revenues to range between $74.0 million and $76.0 million, including decreases in comparable restaurant revenues for Morton’s steakhouses of approximately 20% to 22% as compared to the second quarter of fiscal 2008. Second quarter diluted net income per share is expected to approximate $0.04 to $0.07. This range assumes an expected effective income tax rate for the second quarter of fiscal 2009 not exceeding 14%.

The Company revised its fiscal 2009 guidance and now expects fiscal year 2009 revenues to range between $316.0 million and $325.0 million, which reflect a decrease in comparable restaurant revenues for Morton’s steakhouses of approximately 13% to 16% as compared to fiscal 2008. The Company’s guidance has been revised to reflect the belief that it is not likely that the current adverse economic conditions, and their effect on the restaurant industry, will improve significantly in the near term. The Company’s revenue guidance takes into account a 52 week year for fiscal 2009 compared to a 53 week year for fiscal 2008. Furthermore, fiscal 2009 will include revenue from one New Year’s Eve (December 31, 2009) whereas fiscal 2008 included revenue from two New Year’s Eves (December 31, 2007 in the first quarter and December 31, 2008 in the fourth quarter). Diluted net income per share for fiscal 2009 is expected to approximate $0.14 to $0.19. This range includes the full year impact of the additional interest expense of approximately $0.7 million, or $0.04 per diluted share, and the partial write-off of deferred financing costs of $0.2 million recorded during the first quarter of fiscal 2009, both of which relate to the amendment of the Company’s senior revolving credit facility that was executed on March 4, 2009. This range also assumes an expected effective income tax rate not exceeding 14% and the negative impact of the fiscal 2009 first quarter non-cash charge of $0.7 million, or $0.04 per diluted share, related to the tax treatment of the vesting of certain restricted stock awards. During fiscal 2009, the Company opened a Morton’s steakhouse in Mexico City and expects to open one additional Morton’s steakhouse, which will include a Bar 12—21 and a new temperature controlled display wine room. In addition, during fiscal 2009, the Company has retrofit one Morton’s steakhouse to include Bar 12—21.

Conference Call

Morton’s Restaurant Group, Inc. (NYSE: MRT) has scheduled a conference call and webcast for investors at 5:30 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, May 6, 2009

Time:	5:30 p.m. ET (please dial in by 5:15 p.m.)

Dial-In #:	866-825-1692 U.S. & Canada
617-213-8059 International

Confirmation code:	51535850

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of May 6, 2009, the Company owned and operated 81 Morton’s steakhouses located in 69 cities across 28 states, Puerto Rico and six international locations (Hong Kong, Macau, Mexico City, Singapore, Toronto and Vancouver) and three Italian restaurants. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, commodity and other prices, events or occurrences affecting the securities and/or financial markets, occurrences affecting the Company’s common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, risks associated with opening new locations, increases in food and other raw materials costs, increases in energy costs, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, perceived product safety issues, supply interruptions, litigation, judgments or settlements in pending litigation, government regulation, the Company’s ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters,

(iii) public health issues, including, without limitation risks relating to the spread of H1N1 influenza and other pandemic diseases and (iv) other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the Company’s ability to expand is dependent upon various factors, such as the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants, the ability to obtain various government permits and licenses, limitations on permitted capital expenditures under the Company’s credit facility and the recruitment and training of skilled management and restaurant employees. Other unknown or unpredictable factors also could harm the Company’s business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

# # #

Morton’s Restaurant Group, Inc.

Consolidated Statements of Operations and Margin Analysis - Unaudited

(Amounts in thousands, except per share data)

	Three Month Periods Ended
	April 5, 2009		March 30, 2008
Revenues	$75,861	100.0%	$94,439	100.0%

Food and beverage costs	23,994	31.6%	31,320	33.2%
Restaurant operating expenses	42,459	56.0%	45,844	48.5%
Pre-opening costs	770	1.0%	970	1.0%
Depreciation and amortization	3,054	4.0%	3,254	3.4%
General and administrative expenses	4,542	6.0%	6,958	7.4%
Marketing and promotional expenses	1,703	2.2%	1,894	2.0%

Operating (loss) income	(661)	(0.9)%	4,199	4.4%

Write-off of deferred financing costs	206	0.3%	—	—
Interest expense, net	688	0.9%	749	0.8%

(Loss) income before income taxes	(1,555)	(2.0)%	3,450	3.7%

Income tax expense	487	0.6%	1,088	1.2%

Net (loss) income	(2,042)	(2.7)%	2,362	2.5%

Net loss attributable to noncontrolling interest	(272)	(0.4)%	—	—

Net (loss) income attributable to controlling interest	$(1,770)	(2.3)%	$2,362	2.5%

Net (loss) income per share:
Basic	$(0.11)		$0.14
Diluted	$(0.11)		$0.14

Shares used in computing net (loss) income per share:
Basic	15,854.3		16,614.9
Diluted	15,854.3		16,614.9

Morton’s Restaurant Group, Inc.

Adjusted Net (Loss) Income and Adjusted Diluted Net (Loss) Income Per Share (Note 1)

(In thousands, except per share data)

	Three Month Periods Ended
	April 5, 2009		March 30, 2008
Net (loss) income attributable to controlling interest, as reported	$(1,770)		$2,362
Net loss attributable to noncontrolling interest	(272)		—
Income tax expense	487		1,088

(Loss) income before income taxes, as reported	(1,555)		3,450
Adjustment (1):
Write-off of deferred financing costs (2)	206		—

Adjusted (loss) income before income taxes	(1,349)		3,450
Adjusted income tax (benefit) expense	(91	)(3)	809	(4)
Net loss attributable to noncontrolling interest	(272)		—

Adjusted net (loss) income attributable to controlling interest	$(986)		$2,641

Adjusted diluted net (loss) income per share	$(0.06)		$0.16
Shares used in computing adjusted diluted net (loss) income per share	15,854.3		16,614.9

Notes:

(1)	The Company includes these adjusted calculations for the three month periods ended April 5, 2009 and March 30, 2008 because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool which can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. This analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	The write-off of deferred financing costs of $206 related to the amendment of the Company’s senior revolving credit facility that was executed on March 4, 2009.
(3)	In connection with the write-off of deferred financing costs, the Company recorded a net income tax benefit of $77 for the three month period ended April 5, 2009. The Company’s effective tax rate for the three month period ended April 5, 2009 was negatively impacted by a non-cash charge of $655 related to the tax treatment of the vesting of certain restricted stock awards as a result of SFAS No. 123R.
(4)	The Company’s effective tax rate for the three month period ended March 30, 2008 was negatively impacted by a non-cash charge of $279 related to the tax treatment of the vesting of certain restricted stock awards as a result of SFAS No. 123R.